As filed with the Securities and Exchange Commission on April 30, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CENOVUS ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

4000, 421-7th Avenue S.W.

Calgary, Alberta, Canada T2P 4K9

(403) 766-2000

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8641

(Name, address and telephone number of agent for service)

Copies to:

Kerry D. Dyte Cenovus Energy Inc. 4000, 421 – 7th Avenue S.W. Calgary, Alberta, Canada T2P 4K9 (403) 766-2000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, N.Y. 10019-6064 (212) 373-3000	John E. Piasta Bennett Jones LLP 4500 Bankers Hall East 855 – 2nd Street S.W. Calgary, Alberta, Canada T2P 4K7 (403) 298-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

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If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum aggregate price per unit (1)	Proposed maximum aggregate Offering Price (1)	Amount of registration fee
Common Shares (2)	500,000 shares	US$29.37	US$14,685,000	US$1,048

(1)          Based on the average of the high and low prices of the common shares of Cenovus Energy Inc. on April 26, 2010 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2)          Includes rights to purchase additional shares pursuant to the Registrant’s Shareholder Rights Plan Agreement dated October 20, 2009, as restated as of November 30, 2009, between 7050372 Canada Inc. and CIBC Mellon Trust Company.  No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the shares registered hereby.

If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

CENOVUS ENERGY INC.

2,000,000 Common Shares

DIVIDEND REINVESTMENT PLAN

On April 21, 2010, Cenovus Energy Inc. (“Cenovus”, the “Corporation”, “we” or “us”) established a dividend reinvestment plan (the “Plan”) to provide holders of our common shares (“Common Shares”) with a simple and convenient method of investing cash dividends in additional Common Shares.

A Plan participant may obtain additional Common Shares by reinvesting all or any portion of the cash dividends paid on the Common Shares held by the Plan participant without paying any brokerage commissions or service charges.  Our dividends are considered quarterly and a first quarter dividend was paid on March 31, 2010.  Our dividends are to be paid on March 31, June 30, September 30 and December 31, or if such day is not a business day, on the previous business day.

The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “CVE.”  On April 26, 2010, the closing price of our common shares on the TSX was CDN$29.42 per share and the closing price of the Common Shares on the NYSE was US$29.48.

The Plan shares will either be Common Shares issued from the treasury of the Corporation or be Common Shares acquired on the open market through the TSX or the NYSE, as applicable.  The purchase price of Common Shares acquired through the open market (the “Market Purchase Shares”) will be 100 percent of the average purchase price of the Common Shares (denominated in the currency in which the common shares trade on the applicable stock exchange) purchased on behalf of the participants on the TSX and/or the NYSE, as applicable, on the date that such Market Purchase Shares were acquired.  The purchase price of Common Shares purchased on behalf of Plan participants through a treasury purchase (the “Treasury Purchase Shares”) will be: (i) 100 percent of the volume weighted average price of the Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) traded on the TSX (with respect to Treasury Purchase Shares acquired on behalf of participants resident in Canada) or the NYSE (with respect to Treasury Purchase Shares acquired on behalf of participants to resident in any jurisdiction other than Canada), as applicable, for the five trading days preceding the dividend payment date; or (ii) if determined by the board of directors of Cenovus (the “Board”), in their sole discretion, at any time, with effect at the next applicable dividend payment date, the Average Market Price (as defined below) less a discount of not greater than five (5) percent of the Average Market Price. The volume weighted average price for the Common Shares on the TSX for the five trading days preceding April 26, 2010 was CDN$28.61.  The volume weighted average price for the Common Shares on the NYSE for the five trading days preceding April 26, 2010 was US$28.53.

We cannot estimate anticipated proceeds from sales of Common Shares pursuant to the Plan, which will depend upon the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors.  We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately US$125,548 in connection with this offering.

We urge you to carefully read the “Risk Factors” section beginning on page 4, where we describe risks associated with the Plan and our business and operations, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offence.

The date of this prospectus is April 29, 2010.

RISK FACTORS

Before you decide to participate in the Plan and invest in the Common Shares, you should be aware of the following material risks in making such an investment.  You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors beginning on page 73 of our Annual Information Form for the year ended December 31, 2009 (“AIF”), filed on our Annual Report on Form 40-F, before you decide to participate in the Plan and purchase Common Shares.  In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of the Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase.  In addition, during this time period, you may become aware of additional information that might affect your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, we also file reports with and furnish other information to the United States Securities and Exchange Commission (the “SEC”).  Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States.  Any document we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the operation of the Public Reference Rooms.  Our filings are also available electronically from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov. You may also want to visit our website at www.cenovus.com for further information.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form F-3 relating to our Plan.  This prospectus forms a part of the registration statement.  This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC.  For further information about us and our common shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it.  Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus the following documents filed under the Exchange Act with the SEC:

1.             Our Annual Report on Form 40-F for the fiscal year ended December 31, 2009, dated February 18, 2010 (the “Annual Report on Form 40-F”);

2.             Our Report of Foreign Private Issuer on Form 6-K, filed on March 30, 2010; and

3.             Our Report of Foreign Private Issuer on Form 6-K, filed on April 29, 2010 (including our Unaudited Interim Consolidated Financial Statements and Management’s Discussion and Analysis for the period ended March 31, 2010).

In addition, all subsequent annual reports on Form 40-F, Form 20-F, or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby deemed to be incorporated by reference into this prospectus.  Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in those Forms 6-K that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement.  Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus.  Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any Person to whom a prospectus is delivered, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of the Plan or of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents.  Requests should be directed to:  Kerry D. Dyte, Executive Vice-President, General Counsel & Corporate Secretary, Cenovus Energy Inc., 4000, 421-7th Avenue S.W., Calgary, Alberta, Canada T2P 4K9.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are organized under the laws of Canada and, accordingly, are governed by the applicable provincial and federal laws of Canada.  A majority of our directors and officers and certain of the experts named in this prospectus reside principally in Canada.  Because we and these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on these persons.  Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because a substantial portion of our assets and their assets are located outside the United States.  We have been advised by Bennett Jones LLP, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the United States federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws.  Therefore, it may not be possible to enforce those actions against us, a majority of our directors and officers or certain of the experts named in this prospectus.  We have appointed CT Corporation System, 111-8th Avenue, New York, New York 10011, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain forward-looking statements or information (collectively referred to in this note as “forward-looking statements”) within the meaning of applicable securities legislation. Forward-looking statements are typically identified by words such as “projected”, “anticipate”, “believe”, “expect”, “plan”, “intend” or similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact contained in or incorporated by reference into this prospectus are forward-looking statements, including, but not limited to, statements relating to the anticipated benefits of the plan of arrangement (the “Arrangement”) which we completed on November 20, 2009 with Encana Corporation (“Encana”), operational information, future exploration and development plans, future acquisition or disposition opportunities, potential dividends, estimates of proved and probable reserves, production growth rates over the long-term, cash flow, financial metrics (including debt to capitalization and debt to adjusted earnings before income tax, depreciation and amortization), future net capital investment, anticipated future production, estimates of reserves decline rates and capital efficiency, production capacity and annual production growth rate, our corporate structure, division of our assets, successful use of new technology and innovations to increase recovery and decrease costs, the ability to receive patents for our technology and the expected timing thereof, possible internal and external growth opportunities for our assets and the possible form of financing for the same, capital requirements, estimated cost of carbon and abandonment and site reclamation costs, our development plans, the timing of completion and anticipated capacities of the Foster Creek and Christina Lake expansions, the anticipated capacities of and the timing of capacity expansions for the Wood River refinery, including the timing of completion of the coker and refinery expansion project and the capital expenditures for such expansions, the ability of ConocoPhillips and Cenovus to successfully manage and operate the integrated oil business and the ability of the parties to obtain regulatory approvals, expectations that we will continue to carry out certain market optimization and risk mitigation activities in the marketing of crude oil and natural gas, expectations of future cash flows, our ability to meet delivery commitments of crude oil, natural gas and refined products, our ability to meet social and environmental legislation and policies, the expectation that the location of our assets in North America limits our exposure to risks and uncertainties, the amounts, types, terms and conditions of financing that may be made available to us, our estimated capitalization and adequacy thereof and the financing plans and initiatives that may be undertaken by us.

Readers are cautioned not to place undue reliance on forward-looking statements contained in or incorporated by reference into this prospectus, which reflect the analysis of our management only as of the date of this prospectus. All such forward-looking statements are subject to important risks, uncertainties and assumptions. These statements are forward-looking because they are based on our current expectations, estimates and assumptions. Some of the assumptions, risks and other factors which could cause results to differ materially from those expressed in the forward-looking statements contained in or incorporated by reference into this prospectus, include, but are not limited to: volatility of and assumptions regarding oil and gas prices, assumptions based upon our current guidance, fluctuations in currency and interest rates, product supply and demand, market competition, risks inherent in our and our subsidiaries’ marketing operations, including credit risks, imprecision of reserves estimates and estimates of recoverable quantities of oil, bitumen, natural gas and natural gas liquids from properties and other sources not currently classified as proved or probable and life index of proved reserves, our and our subsidiaries’ ability to replace and expand oil and gas reserves, the ability of ConocoPhillips and Cenovus to successfully manage and operate the North American integrated heavy oil business and the ability of the parties to obtain regulatory approvals, refining and marketing margins, potential disruption or unexpected technical difficulties in developing new products and manufacturing processes, potential failure of new products to achieve acceptance in the market, unexpected cost increases or technical difficulties in constructing or modifying manufacturing or refining facilities, unexpected difficulties in manufacturing, transporting or refining crude oil, risks associated with technology and the application thereof to our business, our ability to generate sufficient cash flow from operations to meet our current and future obligations, our ability to access external sources of debt and equity capital, the timing and the costs of well and pipeline construction, our and our subsidiaries’ ability to secure adequate product transportation, changes in royalty, tax, environmental, greenhouse gas, carbon and other laws or regulations or the interpretations of such laws or regulations, political and economic conditions in the countries in which we and our subsidiaries operate, the risk of war, terrorist threats, hostilities, civil insurrection and instability affecting countries in which we and our subsidiaries operate, risks associated with existing and potential future lawsuits and regulatory actions made against us and our subsidiaries, the financing plans and initiatives that may be undertaken by us, the capitalization and adequacy thereof for us, the expected impacts of the Arrangement on our employees, operations, suppliers, business partners and stakeholders, our ability to obtain financing in the future on a stand alone basis, that the historical financial information pertaining to our assets as operated by Encana prior to December 1, 2009 may not be representative of our results as an independent entity, that we have a limited operating history, as a separate entity, and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by us.

Statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated, and can be profitably produced in the future. Readers are cautioned that the foregoing list of important factors is not exhaustive. All such forward-looking statements are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.

The forward-looking statements contained in or incorporated by reference into this prospectus are made as of the date hereof and we do not undertake any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by applicable Canadian securities laws. The forward-looking statements contained in or incorporated by reference into this prospectus are expressly qualified in their entirety by the foregoing.

CENOVUS ENERGY INC.

We are a leading integrated oil company headquartered in Calgary, Alberta.  Our operations include growing enhanced oil projects and established natural gas and crude oil production in Alberta and Saskatchewan. We also have ownership in two high quality refineries in the United States.  Cenovus was successfully launched on December 1, 2009 when Encana split into two highly focused and independent publicly traded energy companies.

Our growth in recent years has been achieved primarily through internal growth. We have a large inventory of internal growth opportunities and continue to examine select acquisition opportunities to develop and expand our major properties.  Acquisition opportunities may include corporate or asset acquisitions.  We may finance any such acquisitions with debt, equity, cash generated from operations, proceeds from asset divestitures or a combination of these sources.

Our principal executive and registered office is located at 4000, 421-7th Avenue S.W., Calgary, Alberta, T2P 4K9, Canada.

USE OF PROCEEDS

The net proceeds from the sale of the Common Shares will be principally used for general corporate purposes.  We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such shares may be sold.  The amount of proceeds that we will receive will depend upon the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors.

THE PLAN

The following is a summary of the material attributes of the Plan.  The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part.  The 2,000,000 additional common shares of the Corporation, including the 500,000 additional common shares offered by this prospectus, if as and when issued, will be issued pursuant to the Plan, which will be effective as of April 21, 2010.  Capitalized terms used in this summary and not defined elsewhere shall have the meaning attributed to them in the Plan.

Purpose of the Plan

The Plan permits holders of Common Shares to automatically reinvest all or any portion of the cash dividends paid on their Common Shares in additional Common Shares.  Common Shares distributed under the Plan will, at the option of the Corporation, be issued from the treasury of the Corporation or purchased by the agent appointed to administer the Plan (the “Plan Agent”) in the open market on a stock exchange, or a combination of both and, in each case, in the manner specified herein.

Participation in the Plan

Eligibility

All registered and beneficial owners of Common Shares who are residents in Canada, in the United States and any other jurisdiction where the Common Shares are qualified for sale can participate in the Plan.  The Common Shares are registered under the Securities Act and are offered for sale in both Canada and the United States.  Shareholders that are resident in jurisdictions other than Canada and the United States can also participate in the Plan, subject to any restrictions of laws in such shareholder’s jurisdiction of residence.

Enrollment — Registered Shareholders

Registered shareholders (other than Clearing and Depository Services, Inc. (“CDS”) or The Depository Trust Company (“DTC”)) may enroll all or any portion of their Common Shares in the Plan by completing and delivering to the Plan Agent, via facsimile or by mail in the manner provided for in the Plan, a duly completed and executed enrollment form in the form provided by the Corporation and the Plan Agent for this purpose.  Registered shareholders may obtain an enrollment form by contacting the Plan Agent in any of the manners specified in the Plan or by following the instructions provided on the Corporation’s website at www.cenovus.com.  Each of CDS and DTC will provide separate instructions to the Plan Agent regarding the extent of its participation in the Plan on behalf of beneficial owners of Common Shares.

The enrollment form or instructions from CDS or DTC, as applicable, will direct (or be deemed to direct, as applicable) the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the participant that are enrolled in the Plan and will direct (or be deemed to direct, as applicable) the Plan Agent to reinvest such cash dividends, together with cash dividends in respect of Common Shares held by the Plan Agent for the participant’s account under the Plan, in Plan Shares (as defined below) in accordance with the Plan.

An enrollment form must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date in order to take effect on the dividend payment date to which such dividend record date relates.  If an enrollment form is received by the Plan Agent from a registered shareholder after that time, the enrollment form will not take effect on such dividend payment date and will only take effect on the next following and subsequent dividend payment dates.  Instructions from CDS or DTC must be received by the Plan Agent within two (2) days after the applicable dividend record date.

Enrollment — Beneficial Owners of Common Shares

Beneficial owners of Common Shares registered in the name of CDS, DTC or a nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly, or (ii) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds their Common Shares to enroll in the Plan on their behalf, either as a nominee that delivers a completed and executed enrollment form to the Plan Agent, via facsimile or by mail in the manner provided in the Plan, or, if applicable, as a CDS participant or a DTC participant through instructions from CDS or DTC, respectively.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant or a DTC participant in respect of Common Shares registered through CDS or DTC, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS participant or DTC participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the dividend payment date to which that dividend record date relates.

Instructions received by CDS or DTC after their internal deadline will not take effect until the next following dividend payment date.  CDS participants and DTC participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each dividend payment date.

Beneficial owners of Common Shares should contact the broker, investment dealer, financial institution or other nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to.

Continued Enrollment

Common Shares enrolled by a participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the participant’s enrollment is terminated by the participant or by the Corporation.  The Common Shares acquired under the Plan for the account of the participant will automatically be enrolled in the Plan.

CDS or DTC, as applicable, will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every dividend payment date on which cash dividends otherwise payable to CDS or DTC, as applicable, as shareholder of record, are to be reinvested under the Plan.

Common Shares purchased by a participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will be automatically enrolled in the Plan in the same proportion as indicated on the participant’s enrollment form.  Common Shares purchased by a participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan.  Participants are advised to contact the Plan Agent in the event that the participant wishes to enroll such additional Common Shares in the Plan.

Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan.  Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the sole opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behaviour or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation.  The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations.

Fees

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares (as defined below) on behalf of the participants.  All such costs will be paid by the Corporation.  Plan Shares (as defined below) purchased on behalf of a participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased in the open market on a stock exchange, in which case all brokerage commissions are paid by the Corporation.

Beneficial owners of Common Shares who wish to participate in the Plan through the broker, investment dealer, financial institution or other nominee who holds their Common Shares should consult that nominee to confirm what fees, if any, the nominee may charge to enroll all or any portion of such beneficial owners’ Common Shares in the Plan on their behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by such beneficial owners.

The Plan Agent

Administration of the Plan

CIBC Mellon Trust Company has been appointed as Plan Agent to administer the Plan on behalf of the Corporation and the participants pursuant to an agreement between the Corporation and the Plan Agent.  If CIBC Mellon Trust Company ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and participants will be promptly notified of the change.

All funds received by the Plan Agent under the Plan (which consist of cash dividends received from the Corporation) will be applied to the purchase of Plan Shares (as defined below).  In no event will interest be paid to participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.

Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not be liable to account to the Corporation or to participants in respect of such dealings.

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for the Plan Shares (as defined below) purchased under the Plan.

Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

Purchase of Common Shares Under the Plan

Aggregation of Dividends

On each dividend payment date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent.  Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and used by the Plan Agent to purchase Common Shares (including fractional Common Shares, calculated to three decimal places) (the “Plan Shares”) by way of a Treasury Purchase or a Market Purchase (each, as defined below), or a combination of both, in each case in the manner specified below, on behalf of participants.

Fractional Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to three decimal places, for any amount that cannot be reinvested in whole Common Shares.  The crediting of fractional Common Shares in favour of beneficial owners who participate in the Plan through a broker, investment dealer, financial institution or other nominee will depend on the policies of that broker, investment dealer, financial institution or other nominee.

In certain events described in the Plan, a participant or its legal representative will be entitled to receive a cheque in payment of the value of any fractional Common Shares remaining in the participant’s account.  Upon such payment being sent to the participant or its legal representative, the participant’s fractional Common Shares will be deemed to be cancelled. Any such payment will be made, pursuant to the Plan, after deduction of any applicable withholding tax, for all Participants resident in Canada, in Canadian currency and for all other Participants, in United States currency.

Purchase Date

With respect to a Market Purchase (as defined below), the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for herein, on the applicable dividend payment date or such other date or dates as soon as practicable thereafter.

With respect to a Treasury Purchase (as defined below), the Plan Agent will purchase Treasury Purchase Shares from the Corporation’s treasury on the applicable dividend payment date.

Crediting of Accounts

On the date of each Treasury Purchase or Market Purchase (each, as defined below), the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC respectively, which will each in turn credit the accounts of the applicable CDS participants or DTC participants respectively).  The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each participant’s account on each such date, shall be determined, in each case, on a pro rata basis according to the relative entitlement of each participant to Plan Shares pursuant to the Plan.

Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (a “Treasury Purchase”) or be Common Shares acquired on the open market through the facilities of the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) (in each instance, a “Market Purchase”) or a combination of both.

Price of Market Purchase Shares

The price of Market Purchase Shares will be 100 percent of the average purchase price of the Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Plan Agent on behalf of the participants on the TSX and/or the NYSE, as applicable, on the date that such Market Purchase Shares were acquired by the Plan Agent pursuant to a Market Purchase (in respect of the Market Purchase Shares, the “Average Market Price”).

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

Price of Treasury Purchase Shares

The price allocated to each Plan Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the volume weighted average price of the Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) traded on the Toronto Stock Exchange (with respect to Treasury Purchase Shares acquired on behalf of Participants resident in Canada) or the New York Stock Exchange (with respect to Treasury Purchase

Shares acquired on behalf of Participants resident in any jurisdiction other than Canada) during the last five trading days preceding the relevant Dividend Payment Date (in respect of Treasury Purchase Shares, the “Average Market Price”).

The Board may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine that Treasury Purchase Shares are to be issued at a discount to the Average Market Price (such discount not to exceed five (5) percent).  Participants will be promptly notified by way of press release as to any such change and until so notified, the Treasury Purchase Shares will not be issued at a discount to the Average Market Price.

In the event that the Board determines Treasury Purchase Shares are to be issued at a discount to the Average Market Price, such discount will apply in respect of Treasury Purchase Shares, if any, until such time as the Board, in their sole discretion, with effect at the time of declaration of the next dividend payment, determines to further change or eliminate the discount then applicable in respect of Treasury Purchase Shares.  Participants will be promptly notified of any further change by way of press release.

Withdrawal and Disposition of Plan Shares

Withdrawal of Plan Shares

Participants may withdraw some or all of their whole Plan Shares upon written request to the Plan Agent, deliverable via facsimile or by mail in the manner provided for in the Plan, at any time.  The Plan Agent will confirm such withdrawal in the next statement of account mailed to the participant pursuant to the Plan following receipt of such request. If a notice of withdrawal is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the requested withdrawal will not be processed, until after the dividend payment date to which that dividend record date relates.  On the withdrawal becoming effective, the Plan Agent will, in accordance with the Plan, send to the participant a certificate representing all whole Common Shares held for the participant’s account under the Plan which have been withdrawn.

Disposition of Plan Shares

Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred.  Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in the Plan prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Plan Shares Remaining in Plan

If a participant withdraws less than all of their Plan Shares, the participation of the participant in the Plan will continue.

Termination of Enrollment

Termination by Participant

Participants may terminate their participation in the Plan by written notice to the Plan Agent, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in the Plan, at any time. On the termination becoming effective, the Plan Agent will, in accordance with the Plan, send to the participant a certificate representing all whole Common Shares held for the participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) on the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination.

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the participant’s account will not be closed, and the participant’s enrollment in the Plan will not be terminated, until after the dividend payment date to which that dividend record date relates.

Death of a Participant

An individual participant’s participation in the Plan will be terminated automatically following receipt by the Plan Agent of written notice of the participant’s death, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in the Plan, from the participant’s duly appointed legal representative.   On the termination becoming effective, the participant’s account will be closed and the Plan Agent will, in accordance with the Plan, issue a certificate representing all whole Common Shares held for the participant’s account under the Plan together with a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares (denominated in the currency in which the Common Shares trade on the applicable stock exchange) on the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination.  The certificate and cheque will be issued in the name of the deceased participant.

If a notice of a participant’s death is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the participant’s account will not be closed, and the participant’s enrollment in the Plan will not be terminated, until after the dividend payment date to which that dividend record date relates.

Termination by Corporation

On a participant’s participation in the Plan being terminated by the Corporation in the circumstances described under the Plan, the Plan Agent will send to the participant a certificate representing all whole Common Shares held for the participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination.

Administration

Registration of Plan Shares and Issuance of Certificates

All Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee.  This service protects against loss, theft or destruction of share certificates.  The number of Common Shares held by each participant under the Plan (less the Common Shares which have previously been withdrawn from the Plan) will be shown on each statement of account.

Certificates for Plan Shares will only be issued to participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a participant or by the Corporation, or a participant withdraws all or any portion of its Plan Shares from its account or upon the death of the participant.  Physical certificates will only be issued in the name of the applicable participant and will be issued within three weeks of the relevant event or, in certain circumstances, in respect of beneficial owners of Common Shares whose Common Shares are enrolled in the Plan and registered in the name of CDS or DTC, Plan Shares may, where allowed for or permitted by applicable law, and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event.  No person shall be entitled to receive a certificate, by way of electronic issuance or otherwise, for any fraction of a Common Share.

Statements of Account

An account will be maintained by the Plan Agent for each participant with respect to purchases of Plan Shares under the Plan for the account of such participant.  An unaudited statement regarding purchases under the Plan will be mailed on a quarterly basis to each participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable Average Market Price per Plan Share and the amount of any applicable withholding tax.  These statements are a participant’s continuing record of purchases of Plan Shares made on behalf of such participant pursuant to the Plan and should be retained for income tax purposes.

Shareholders are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a shareholder and certain other factors.

Beneficial owners of Common Shares who are enrolled in the Plan through a broker, investment dealer, financial institution or other nominee may or may not be provided with such reports or forms from their broker, investment dealer, financial institution or other nominee.

Liabilities of the Corporation and the Plan Agent

Neither the Corporation nor the Plan Agent will be liable:

(a)           for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or required by law;

(b)           in respect of the prices at which Plan Shares are purchased on behalf of participants under the Plan or the timing of purchases made under the Plan;

(c)           in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof;

(d)           in respect of the involuntary termination of a shareholder’s enrollment in the Plan in the circumstances described herein;

(e)           in respect of any failure to terminate an individual participant’s enrollment in the Plan upon such participant’s death before receipt of actual notice of death; or

(f)            in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form.  Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent.

Miscellaneous

Voting of Plan Shares

Whole Common Shares held under the Plan by the Plan Agent for a participant’s account on the record date for a vote of shareholders will be voted in accordance with the instructions of the participant, or its duly appointed proxy, given on a form to be furnished to the participant.  Common Shares for which voting instructions are not received will not be voted.  No voting rights will attach to any fractional Common Shares held for a participant’s account under the Plan.

Subdivisions, Consolidations, Stock Dividends or Rights Offerings

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each participant maintained under the Plan according to the number of Common Shares held for the account of that participant prior to the effective time of the subdivision, consolidation or similar pro rata change.

If the Corporation makes available to shareholders any rights to subscribe for additional Common Shares or other securities, rights certificates will be forwarded to a participant in the Plan in proportion to the number of whole Common Shares owned, including Common Shares being held for the participant by the Plan Agent.  Such rights will not be made available for any fraction of a Common Share held for a participant.

Any stock dividend paid by the Corporation or other entitlements (other than cash) to securities that a registered holder of Common Shares may be eligible to receive as a direct consequence of being a shareholder at the relevant time as determined by the Corporation, if any, will be credited to a participant’s account or, if not Common Shares, issued in certificate form to the participant, in each case based on whole Common Shares being held for a participant by the Plan Agent.  The date of acquisition of such Common Shares or such other security, will be the dividend payment date on which the stock dividend is paid or the applicable date of the issuance of securities, respectively, and any Common Shares, if any, so issued by the Corporation will be entitled to future dividend reinvestment in the same manner as other Common Shares held in the participant’s account.  Such stock dividend or other entitlement will not be made available for any fraction of a Common Share held for a participant.

Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of shareholders.  In the event that the Corporation amends the Plan, unless otherwise provided for herein, no written notice of any such amendment will be sent to participants unless the interests of participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment.  Generally, no notice will be given to participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions.  Where required, amendments to the Plan will be subject to the prior regulatory approvals, including those of stock exchanges.

In the event that the Corporation terminates the Plan, all participants will be sent written notice of such termination and the Plan Agent will send to each participant a certificate for whole Common Shares held for the participant’s accounts under the Plan and a cheque for the value (less any applicable withholding tax) of any remaining fractional Common Shares in such participant’s account by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination.  In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the dividend payment date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to participants in the ordinary manner.

Assignment

A holder of Common Shares may not assign the holder’s right to participate in the Plan.

Rules

The Corporation may make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable.  Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.  The Corporation may also adopt rules and regulations concerning the establishment of Internet based or other electronic mechanisms with respect to the enrollment in the Plan, the communication of information concerning the Plan to the participants and any other aspects of the Plan.

Governing Law

The Plan will be governed by and construed in accordance with the laws of the Province of Alberta, and the federal laws of Canada applicable therein.

Notices and Correspondence

All notices or other documents required to be given to participants under the Plan, including certificates for Common Shares and cheques, shall be mailed to participants who are registered holders of Common Shares at their addresses as shown in the register of shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

By telephone:	Toll-free North America:	866-332-8898
	Toronto area:	416-643-5500

By Fax:	416-643-5501

By Mail:	CIBC Mellon Trust Company
Attention: Dividend Reinvestment
P.O. Box 7010
Adelaide Street Postal Station
Toronto, ON M5C 2W9

By Email:	inquiries@cibcmellon.com or by accessing the Plan Agent’s secure investor inquiry form at http://www.cibcmellon.com/investorinquiry

Notices to Cenovus Energy Inc. shall be sent to:

Cenovus Energy Inc.
421-7th Avenue S.W.

P.O. Box 766
Calgary, Alberta
T2P 0M5, Canada
Attention:	Corporate Secretarial

Telephone:	(403) 766-2000
Fax:	(403) 766-7600

Effective Date

The effective date of the Plan is April 21, 2010.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular Plan participant.  It is the responsibility of Plan participants to consult their own tax advisors with respect to the tax consequences of participating in the Plan, including those tax considerations applicable in their country of residence.

Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares (i) who is a Plan participant, or (ii) who is not a registered holder of Common Shares but who has instructed the broker, investment dealer, financial institution or other nominee who holds their Common Shares to enroll in the Plan on their behalf (each, a “Plan Participant”).  This summary is based on the provisions of the Income Tax Act (Canada) (the “Act”) and the regulations thereunder, all specific proposals to amend the Act or the regulations publicly announced by the government of Canada (the “Proposed Amendments”), and the published written administrative practices of the Canada Revenue Agency (the “CRA”), all as of April 21, 2010. This summary assumes that all Proposed Amendments will be enacted in the form proposed, although no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any other country.

This summary assumes that all Common Shares held by a Plan Participant, including Common Shares acquired under the Plan, are held by the Plan Participant as capital property.  Generally, the Common Shares will be considered to be capital property of a Plan Participant unless the Plan Participant holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the Plan Participant acquired the shares in one or more transactions considered to be part of an adventure or concern in the nature of trade.  Certain Plan Participants who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election under subsection 39(4) of the Act to treat all of their “Canadian securities” (as defined in the Act) as capital property.

This summary is not applicable to a Plan Participant that is a “specified financial institution” (as defined in the Act), or to a Plan Participant an interest in which is a “tax shelter investment” (as defined in the Act), or, for the purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a “financial institution” (as defined in the Act).

Generally, for purposes of the Act, all amounts relating to the acquisition, holding or disposition of Common Shares, including the receipt or deemed receipt of dividends, must be converted into Canadian dollars based on exchange rates as determined in accordance with the Act.

Canadian Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are or are deemed to be residents of Canada (each, a “Canadian Participant”).

Dividends

The reinvestment of cash dividends pursuant to the Plan does not relieve a Canadian Participant of any liability for income taxes that may otherwise be payable on such amounts.  A Canadian Participant will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the full amount of the cash dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation resident in Canada.  For example, in the case of a Canadian Participant who is an individual, dividends will be subject to the gross-up and credit rules contained in the Act, and, in the case of a

Canadian Participant that is a “private corporation” or a “subject corporation” (both as defined in the Act), a refundable tax will apply to the amount of the dividend.  The Corporation has designated that all of its taxable dividends paid from November 30, 2009 will be “eligible dividends” within the meaning of the Act unless otherwise stated.  The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an “eligible dividend” for the purposes of the Act.

Acquisition of Common Shares at a Discount

The Corporation may, in its sole discretion, permit the issuance of Treasury Purchase Shares at a discount to the Average Market Price (the “Discounted Average Market Price”).  Pursuant to the administrative position of the CRA, the acquisition of a Common Share by a Canadian Participant at the Discounted Average Market Price should not result in a taxable benefit for the purposes of the Act, provided that the Discounted Average Market Price is not less than 95% of the value of the Common Share acquired.

Capital Gains

A Canadian Participant will not realize any taxable income, gain or loss on the receipt of a share certificate for the whole Common Shares in his or her account.

A Canadian Participant who holds Common Shares as capital property may realize a capital gain (or capital loss) on the sale or exchange of whole and fractional Common Shares acquired through the Plan, equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base to the Canadian Participant of such Common Shares plus reasonable costs of disposition.  For purposes of determining the amount of any capital gain or capital loss which may result from the disposition of Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will generally be the average cost of all Common Shares owned and acquired by a Canadian Participant, whether acquired through reinvesting dividends or otherwise acquired outside the Plan.  The cost of a Common Share credited to a Canadian Participant’s account pursuant to the Plan will be equal to the Average Market Price (or Discounted Average Market Price, if applicable) of such Common Share, calculated in the manner described above under the heading “Price of Market Purchase Shares” and “Price of Treasury Purchase Shares”, as applicable.

One-half of any capital gain (a “taxable capital gain”) realized by a Canadian Participant on a disposition of Common Shares must be included in the Canadian Participant’s income for the year of disposition.  One-half of any capital loss (an “allowable capital loss”) realized by a Canadian Participant must be deducted by the holder against taxable capital gains for the year of disposition.  Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Act.  A Canadian Participant that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Act) for the year which will include an amount in respect of taxable capital gains.  If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Common Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Act.  Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares.  Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

Termination of Participation

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Canadian Participant’s account.  A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances.  A deemed dividend is treated in the manner described above under the heading “Canadian Participants – Dividends”.

Alternative Minimum Tax

For the purpose of calculating the alternative minimum tax of a Canadian Participant who is an individual, the actual amount of dividends received (exclusive of the gross-up) and 80% of capital gains are included in the “adjusted taxable income” (as defined in the Act) of that Canadian Participant.

Non-Resident Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are not and are not deemed to be residents of Canada (each, a “Non-Resident Participant”).

Dividends

Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant’s Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes.  Under the Act, the rate of withholding tax on dividends is 25%.  This rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident.  For example, under the provisions of the Canada-United States Income Tax Convention, 1980 (the “Canada-U.S. Treaty”), where the Non-Resident Participant is a “resident” of the United States, is fully entitled to the benefits of the Canada-U.S. Treaty, and does not maintain a “permanent establishment” in Canada (each within the meaning of the Canada-U.S. Treaty) to which the holding of the Common Shares on which the dividends are paid is effectively connected, the rate of Canadian withholding tax will generally not exceed 15% of the gross dividend amount.

Dividends paid on the Common Shares to a Non-Resident Participant will generally be reduced by Canadian withholding tax before reinvestment.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Capital Gains

A Non-Resident Participant is not subject to Canadian income tax under the Act for any capital gain realized on the disposition or deemed disposition of Common Shares unless such shares are “taxable Canadian property” (as defined in the Act) to such Non-Resident Participant.   Pursuant to the Proposed Amendments, provided that the Common Shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE) at the time of disposition, Common Shares acquired through the Plan generally will not be taxable Canadian property to a Non-Resident Participant unless:

(a)                                  at any time during the 60-month period that ends at the time of disposition: (i) 25% or more of the issued shares of any class of the Corporation’s capital stock were owned by or belonged to the Non-Resident Participant and/or persons with whom the Non-Resident Participant did not deal at “arm’s length” (within the meaning of the Act); and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immoveable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, the foregoing;

(b)                                 the Common Shares are used by the Non-Resident Participant in carrying on business in Canada; or

(c)                                  the Common Shares are otherwise deemed by a provision of the Act to be taxable Canadian property.

The requirement in paragraph (a)(ii) above would generally be expected to be satisfied.

Where Common Shares represent taxable Canadian property to the Non-Resident Participant, any capital gain realized on a disposition or deemed disposition of the Common Shares will be subject to taxation in Canada, except as otherwise provided in any tax treaty between Canada and the Non-Resident Participant’s country of residence.  Under the current provisions of the Canada-U.S. Treaty, Article XIII will not generally provide such an exemption for Non-Resident Participants who are residents of the United States.

Termination of Participation

When a Non-Resident Participant’s participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Non-Resident Participant’s account.  A deemed dividend, subject to Canadian withholding tax, may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Act) in respect of such fractional Common Share. A deemed dividend is treated in the manner described under “Non-Resident Participants — Dividends”.

United States Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares that participates in the Plan (as used in this section, a “U.S. Participant”).  As used in this section, the term “U.S. Holder” means a beneficial owner of a Common Share that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation without regard to the source or (iv) a trust if a U.S. court has primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.  If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of Common Shares, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Common Shares is urged to consult its own tax advisor.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, the Income Tax Convention between the United States and Canada (the “Tax Convention”) and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in U.S. federal income tax consequences to a U.S. Participant that are materially different from those described below. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This summary does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a U.S. Participant in light of such U.S. Participant’s particular circumstances and only addresses U.S. Participants that hold Common Shares as capital assets within the meaning of Section 1221 of the Code.  Furthermore, this summary does not address the U.S. federal income tax considerations applicable to U.S. Participants subject to special rules, such as (i) certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; (ii) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (iii) traders in securities that elect to use a mark-to-market method of accounting; (iv) dealers in securities or currencies; (v) persons holding Common Shares in connection with a hedging transaction, “straddle”, conversion transaction or other integrated transaction; (vi) persons that own directly, indirectly or constructively ten percent or more, by voting power, of the outstanding equity interests of the Corporation; (vii) persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons subject to the alternative minimum tax; and (x) U.S. expatriates.  In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-U.S. or other government that may be applicable.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made.  Holders of Common Shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Amount Includable in Income

The following discussion is applicable except to the extent that the “PFIC” rules (discussed below) apply and provide otherwise.

For U.S. federal income tax purposes, a U.S. Participant will be treated as receiving a distribution in an amount equal to the sum of (i) the fair market value of Common Shares acquired pursuant to the Plan and (ii) any Canadian taxes withheld with respect to the distribution.  For purposes of this paragraph, the “fair market value” of Common Shares so acquired will generally be the average of the high and low sales prices on the dividend payment date as reported by the exchange on which the Common Shares are principally traded, which amount may be higher or lower than the Average Market Price used to determine the number of Common Shares acquired under the Plan.  The distribution will be includable in income by a U.S. Participant as dividend income to the extent such distribution is made out of the current or accumulated earnings and profits of the Corporation as determined under U.S. federal income tax principles. Under current law, any such dividend received by non-corporate U.S. Participants will be “qualified dividend income” to such U.S. Participants, provided certain holding period and other requirements (including a requirement that the Corporation is not a passive foreign investment company (a “PFIC”) in the year of the dividend or the preceding year) are satisfied and the Corporation is eligible for benefits under the Tax Convention or Common Shares are readily tradable on an established U.S. securities market.  Qualified dividend income received from the Corporation before January 1, 2011 will be subject to a maximum rate of U.S. federal income tax of 15% to a U.S. Participant that is not a corporation, including an individual. Dividends will not be eligible for the dividends received deduction generally allowed to a U.S. corporation on dividends received from a domestic corporation.  Any portion of the distribution in excess of the Corporation’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Participant’s adjusted tax basis in its Common Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Shares).  To the extent that such distribution exceeds the U.S. Participant’s adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Participant’s holding period in its Common Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

A U.S. Participant’s tax basis for Common Shares received pursuant to the Plan will equal the fair market value of the Common Shares on the dividend payment date.  A U.S. Participant’s holding period for the Common Shares will begin on the day after the dividend payment date.

A U.S. Participant will not realize any taxable income upon the receipt of certificates for whole shares that were credited to the U.S. Participant’s account upon withdrawal from or termination of the Plan.  A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Common Shares and upon receipt of cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan.  The amount of such gain equal to the difference (if any) between (i) the U.S.

dollar value of the amount realized for Common Shares or fraction thereof and (ii) the U.S. Participant’s adjusted tax basis in the Common Shares.  Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant’s holding period for the Common Shares is more than one year at the time of the sale or exchange.  Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates.  The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Participant will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.  Each U.S. Participant should consult its own tax advisor with respect to the tax treatment of the receipt of certificates and cash in lieu of fractional shares upon withdrawal from or termination of the Plan.

Passive Foreign Investment Company Status

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (1) at least 75 percent of its gross income is “passive” income or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

Based on its current operation, the Corporation believes that it was not a PFIC in 2009 and is not expected to be a PFIC for 2010 or for any subsequent taxable year.  However, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually.  Consequently, there is no assurance that the Corporation will not become a PFIC for any taxable year during which a U.S. Participant holds Common Shares.

If the Corporation were classified as a PFIC, for any year during which a U.S. Participant owns Common Shares (regardless of whether the Corporation continues to be a PFIC), the U.S. Participant would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. Participant makes an election to be taxed under an alternative regime.  In addition, any dividends paid by a PFIC would not be qualifying dividends, and would not be eligible for the reduced rate that currently applies to certain dividends received by U.S. Participants that are not corporations.

Certain elections may be available to a U.S. Participant if the Corporation were classified as a PFIC.  The Corporation will provide U.S. Participant with information concerning the potential availability of such elections if the Corporation determines that it is or will become a PFIC.

Foreign Currency Gains

Taxable dividends with respect to Common Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. The amount realized upon the sale, exchange or other taxable disposition of Common Shares will generally be based on the U.S. dollar value of the Canadian dollars received on the settlement date of the disposition.  If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any U.S. Participant that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.

Foreign Tax Credits

Any tax withheld by Canadian taxing authorities with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Common Shares will generally be treated as U.S. source for such purposes. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

U.S. Information Reporting and Backup Withholding

Under some circumstances, a U.S. Participant may be subject to U.S. information reporting and backup withholding tax on distributions paid on Common Shares or from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Participant that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Participant that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Participant that fails to provide the correct taxpayer identification number on Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Participant’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

DESCRIPTION OF COMMON SHARES TO BE REGISTERED

The Common Shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan.  The Common Shares are currently listed on the TSX and the NYSE.

The holders of Common Shares are entitled to one vote for each such share at all meetings of shareholders except meetings at which only holders of another class or series of shares are entitled to vote.  Subject to the prior rights of the holders of Preferred Shares (see “ – Limitations on Rights of Shareholders Arising From Other Cenovus Securities”), holders of Common Shares are entitled to receive any dividends declared by the directors on the Common Shares and are entitled to receive our remaining property in the event of our dissolution.

The following table sets forth the price ranges of the Common Shares on the NYSE and the TSX through April 26, 2010:

	TSX(1) Common Shares		NYSE(1) Common Shares
	High	Low	High	Low
	CDN$	CDN$	US$	US$
Monthly Price Range

November, 2009	32.00	26.37	26.00	24.50

December, 2009	27.99	24.68	25.75	23.37

January, 2010	27.84	24.52	26.79	22.96

February, 2010	27.67	24.26	26.58	22.87

March, 2010	27.16	24.93	26.68	24.21

April, 2010 (through April 26, 2010)	30.63	26.75	30.66	26.49

(1)   Common shares of Cenovus began trading on a “when issued” basis on the TSX and NYSE stock exchanges on November 2, 2009.  Regular trading of the Cenovus shares began on the TSX on December 3, 2009 and on the NYSE on December 9, 2009.

EXPENSES*

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

Securities and Exchange Commission Registration Fee	US$	1,048

Legal Fees and Expenses	US$	27,500

Blue Sky Fees and Expenses	US$	0

Stock Exchange Listing Fees	US$	97,000

Printing Fees	US$	0

Total	US$	125,548

*Estimated

LIMITATIONS ON RIGHTS OF SHAREHOLDERS ARISING

FROM OTHER CENOVUS SECURITIES

We are authorized to issue an unlimited number of Common Shares, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares (the First Preferred Shares and Second Preferred Shares, collectively, the “Preferred Shares”).  Information regarding the number of Common Shares and Preferred Shares authorized and issued is contained in the notes to our Consolidated Financial Statements incorporated in this prospectus by reference to our Annual Report on Form 40-F.

Preferred Shares may be issued in one or more series.  The Board of Directors may determine the designation, rights, privileges, restrictions and conditions attached to each series of Preferred Shares before the issue of such series.  Holders of the Preferred Shares are not entitled to vote at any meeting of the shareholders of the Corporation, but may be entitled to vote if the Corporation fails to pay dividends on that series of Preferred Shares.  The First Preferred Shares are entitled to priority over the Second

Preferred Shares and the Common Shares of the Corporation with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation’s affairs.  The Board of Directors is restricted from issuing First Preferred Shares or Second Preferred Shares if by doing so the aggregate amount payable to holders of each such class of shares as a return of capital in the event of liquidation, dissolution or winding up or any other distribution of our assets among our shareholders for the purpose of winding up our affairs would exceed C$500 million.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the Canada Business Corporations Act and our by-laws, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Common Shares being offered by this prospectus will be passed upon for us by Bennett Jones LLP, Calgary, Alberta.  Bennett Jones LLP has, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States.  The statements made in this prospectus as to matters of United States law have been reviewed for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2009 and December 31, 2008 and for each of the years in the two year period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference to this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Information relating to our reserves in the Annual Information Form dated February 18, 2010 included in the Annual Report on Form 40-F, which is incorporated by reference into this prospectus, was calculated based on evaluations of and reports on our crude oil and natural gas reserves conducted and prepared by GLJ Petroleum Consultants Ltd. and McDaniel & Associates Consultants Ltd. as independent qualified reserves evaluators.

The principals of each of GLJ Petroleum Consultants Ltd. and McDaniel & Associates Consultants Ltd., in each case, as a group own beneficially, directly or indirectly, less than 1% of any class of our securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), Cenovus may indemnify a present or former director or officer of Cenovus or another individual who acts or acted at Cenovus’ request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Cenovus or other entity. Cenovus may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of Cenovus, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Cenovus’ request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from Cenovus as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and acted in accordance with conditions set out above. Cenovus may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of Cenovus provide that, subject to the limitations contained in the CBCA, Cenovus shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Cenovus’ request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, if he acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The by-laws of Cenovus provide that Cenovus may, subject to the limitations contained in the CBCA, purchase, maintain or participate in insurance for the benefit of any director, officer, or certain other persons, as the Board may from time to time determine.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Cenovus pursuant to the foregoing provisions, Cenovus has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.                    Exhibits

Item	Exhibit

4.1

Shareholder Rights Plan Agreement, dated October 20, 2009, as restated as of November 30, 2009 between 7050372 Canada Inc. and CIBC Mellon Trust Company (incorporated by reference to Exhibit 99.10 to the Form 40-F filed with the Securities and Exchange Commission on October 29, 2009) (File No. 1-34513).

4.2	Dividend Reinvestment Plan, dated April 21, 2010.

5.1	Opinion of Bennett Jones LLP as to the legality of the securities being registered.

8.1	Opinion of Bennett Jones LLP regarding Canadian tax matters (contained in Exhibit 5.1).

8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of GLJ Petroleum Consultants Ltd.

23.3	Consent of McDaniel & Associates Consultants Ltd.

23.6	Consent of Bennett Jones LLP (contained in Exhibit 5.1).

23.7	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).

Item 10.                  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)          Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(B)           Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)           Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1  or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(1)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(i)            If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on April 29, 2010.

CENOVUS ENERGY INC.

By:	/s/ Brian C. Ferguson
Name: Brian C. Ferguson
Title: President & Chief Executive Officer

By:	/s/ Ivor M. Ruste
Name: Ivor M. Ruste
Title: Executive Vice-President & Chief Financial Officer

SIGNATURES WITH RESPECT TO CENOVUS ENERGY INC.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Brian C. Ferguson, Ivor M. Ruste and Kerry D. Dyte and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Brian C. Ferguson	President & Chief Executive Officer and Director	April 29, 2010
Brian C. Ferguson	(Principal Executive Officer)

/s/ Ivor M. Ruste	Executive Vice-President & Chief Financial	April 29, 2010
Ivor M. Ruste	Officer (Principal Financial Officer)

/s/ Michael A. Grandin	Chair of the Board of Directors	April 29, 2010
Michael A. Grandin

/s/ Ralph S. Cunningham	Director	April 29, 2010
Ralph S. Cunningham

/s/ Patrick D. Daniel	Director	April 29, 2010
Patrick D. Daniel

	Director	April 29, 2010
Ian W. Delaney

/s/ Valerie A.A. Nielsen	Director	April 29, 2010
Valerie A.A. Nielsen

/s/ Charles M. Rampacek	Director	April 29, 2010
Charles M. Rampacek

/s/ Colin Taylor	Director	April 29, 2010
Colin Taylor

/s/ Wayne G. Thomson	Director	April 29, 2010
Wayne G. Thomson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Cenovus Energy Inc. in the United States, on April 29, 2010.

CENOVUS US REFINERIES, LLC

By:	/s/ John K. Brannan
Name: John K. Brannan
Title: President

INDEX TO EXHIBITS

Item	Exhibit

4.1

Shareholder Rights Plan Agreement, dated October 20, 2009, as restated as of November 30, 2009, between 7050372 Canada Inc. and CIBC Mellon Trust Company (incorporated by reference to Exhibit 99.10 to the Form 40-F filed with the Securities and Exchange Commission on October 29, 2009) (File No. 1-34513).

4.2	Dividend Reinvestment Plan, dated April 21, 2010.

5.1	Opinion of Bennett Jones LLP as to the legality of the securities being registered.

8.1	Opinion of Bennett Jones LLP regarding Canadian tax matters (contained in Exhibit 5.1).

8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of GLJ Petroleum Consultants Ltd.

23.3	Consent of McDaniel & Associates Consultants Ltd.

23.6	Consent of Bennett Jones LLP (contained in Exhibit 5.1).

23.7	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).